Exhibit 1.1

Execution Copy

COOPERATION AGREEMENT

BETWEEN

WORLDSPACE, INC.

AND

CHINA SATELLITE

COMMUNICATIONS CORPORATION

Beijing, People’s Republic of China

December 20, 2005

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made on this 20th day of December, 2005, in Beijing, the People’s Republic of China (“China”) by and between:

WorldSpace, Inc. (hereinafter referred to as “WorldSpace”), a company established and validly existing under the laws of the U.S.A., with its legal address at 8515 Georgia Avenue, Silver Spring, MD 20910, U.S.A.; and

China Satellite Communications Corporation (hereinafter referred to as “China Satcom”), a company established and validly existing under the laws of China, with its legal address at No. 42, Xue Yuan Lu, Haidian District, Beijing, China.

WorldSpace and China Satcom are hereinafter individually referred to as a “Party”, and collectively as the “Parties”.

Article 1 General Principles

1.1	Preamble

(1)	WorldSpace Corporation and China Telecommunications Broadcast Satellite Corporation (“ChinaSat”) signed the following agreements on August 8, 2000: (i) Cooperation Agreement on Technical and Commercial Trial Operation Of WorldSpace L-Band Satellite Multimedia Services (the “Trial Agreement”); (ii) Agency Agreement (the “Agency Agreement”); (iii) Agreement for WorldSpace’s Contribution to ChinaSat of the Satellite Uplink System (the “Equipment Agreement”); and (iv) Memorandum of Understanding Regarding Cooperation Project Between ChinaSat & WorldSpace (the “MOU”). On April 3, 2001, WorldSpace Corporation and ChinaSat signed the Supplementary Agreement to “Agreements and Other Documents Regarding Cooperation between China Telecommunications Broadcast Satellite Corporation, Beijing, China and WorldSpace Corporation, Washington, DC, USA” (the “Supplementary Agreement”) (the aforementioned five agreements collectively referred to as the “August 8 Agreements”). Pursuant to the August 8 Agreements, WorldSpace Corporation appointed and entrusted ChinaSat to act as the sole agent of WorldSpace Corporation to engage in the business of leasing inside and outside China the channels of the Northeast beam of AsiaStar located at E 105[o] and owned by WorldSpace, and ChinaSat accepted such appointment and entrustment by WorldSpace Corporation.

(2)	On December 19, 2001, China Satcom was duly and officially established according to the “Official Approval and Reply of the State Council on the Relevant Issues regarding the Establishment of China Satellite Communications Corporation (Guo Han [2000] No. 73)”. Thereupon, ChinaSat became the wholly-owned subsidiary of China Satcom.

(3)	WorldSpace Corporation has changed its corporate name into WorldSpace Systems Corporation, which is currently a wholly-owned subsidiary of WorldSpace.

(4)	Whereas, the cooperation project under the August 8 Agreements has a broad perspective of development and good economic benefits, WorldSpace and China Satcom executed an Agreement on July 18, 2005, expressing their intention to continue the cooperation under the August 8 Agreements as two contractual parties.

Therefore, based on the principles of equality, mutual benefit, and good faith, the Parties hereby enter into this Cooperation Agreement.

1.2	Definitions

The following terms used in this Agreement shall have the meanings set forth below:

“Affiliate” shall mean a subject which, directly or indirectly, is in control of, is controlled by, or is under common control with, the specified subject. For the purposes of this definition, “control” means the possession of more than 50% of the equity interest (or other form of ownership) bearing voting rights on the election of the board (or similar authority of leadership).

“Clients” shall mean the multimedia service content providers who lease and use the AsiaStar Northeast Beam channels.

“Users” shall mean the end users who own WorldSpace receivers and accessories and receive WorldSpace multimedia services.

“System” shall mean the L-Band satellite multimedia information transmission system of the Northeast beam of WorldSpace AsiaStar located at E 105o.

“Ground Station” shall mean the up-link earth station located at Dongbeiwang Village, Haidian District, Beijing, which has been constructed by China Satcom with the approval of the relevant Chinese authorities and used for System services.

“AsiaStar” shall mean the AsiaStar located at E 105o and owned by WorldSpace.

“Satellite Channels” shall mean the channels of the Northeast beam of AsiaStar located at E 105o and owned by WorldSpace.

“Capacity Service Fee” shall have the meaning ascribed to it in Article 3.4.

“Uplink Service Fee” shall have the meaning ascribed to it in Article 3.4.

“WorldSpace Trademarks” shall mean the trademarks, trade names, service marks, or other symbols or distinguishing characteristics of the services owned by WorldSpace and licensed by WorldSpace to China Satcom under Article 13 of this Agreement.

“WorldSpace Trademark Derivatives” shall have the meaning ascribed to it in Article 13.3.

“Force Majeure” shall have the meaning ascribed to it in Article 16.1.

1.3	Interpretation of Terms

Unless the context of this Agreement otherwise requires:

(1)	in the English version of this Agreement, words of any gender include each other gender;

(2)	in the English version of this Agreement, words using the singular or plural number also include the plural or singular number, respectively;

(3)	the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement;

(4)	the terms “Article”, “Provision” or “Annex” refer to the specified Article of, or Exhibit or Annex to, this Agreement;

(5)	whenever this Agreement refers to a number of days, such number refers to calendar days, unless working days are specified;

(6)	the term “including” is not limiting, and means “including, without limitation”;

(7)	unless otherwise expressly provided herein, (i) references to agreements or contracts (including this Cooperation Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and

(8)	the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

Article 2 Agency Relationship

2.1	The Parties agree that, subject to the terms and conditions set forth in this Agreement, WorldSpace shall appoint and entrust China Satcom as its sole agent to engage inside and outside China in the business of leasing the AsiaStar (“AsiaStar”) L-Band Northeast beam space channels owned by WorldSpace (the “Satellite Channels”), and China Satcom shall accept such appointment and entrustment by WorldSpace. The relevant frequencies shall be as follows:

(1)	Uplink frequencies shall be 7045.131-7047.131 MHz,7050.332-7054.332 MHz and 7056.075-7058.075 MHz; and

(2)	Downlink frequencies shall be from 1471.814 to 1476.814 MHz.

2.2	Nothing in this Agreement shall authorize the creation of, or be construed to have created, a relationship of an employer and employee, a cooperative or equity joint venture, or a partnership between the Parties under any and all applicable laws. Nor shall any Party claim the existence of any such relationship to any third party.

Article 3 Rights and Obligations of China Satcom

3.1	In accordance with the terms and conditions set forth in this Agreement, China Satcom shall:

(1)	apply for and obtain the governmental licenses and/or approvals from the relevant departments of the Chinese government and ensure that the execution and performance of this Agreement shall be legal and valid under the Chinese laws; handle all other relevant permits and/or approvals in accordance with the Chinese laws in order to ensure the legitimate performance of this Agreement; and maintain the validity of these licenses and/or approvals during the effective term of this Agreement;

(2)	maintain the uplink earth station located at Dongbeiwang Village, Haidian District, Beijing (the “Ground Station”), the network management, the billing and clients management center, and the communications monitoring center, in order to facilitate the operations of the L-Band satellite multimedia information transmission system of the Northeast beam of WorldSpace AsiaStar located at E 105[o] (the “System”); and

(3)	accept the entrustment by WorldSpace to act as its agent to engage in the business of leasing of WorldSpace’s Satellite Channels and expanding the client group; to promote the leasing business for the Satellite Channels jointly with WorldSpace.

3.2	China Satcom shall carry out the agency activities under this Agreement in accordance with the provisions of this Agreement. China Satcom and WorldSpace shall jointly formulate a business plan to carry out marketing activities under this Agreement. China Satcom may adjust the business plan according to the market situation, provided that it shall consult with WorldSpace prior to such adjustment and carry out the performance based on the business plan agreed to by the Parties after consultation. China Satcom shall maintain sufficient office space, as well as marketing, sales, installation, operational, technical and service personnel and working capital to fulfill its obligations under this Agreement, and shall bear all its expenses.

China Satcom shall use its best efforts to carry out market promotion and marketing activities for the lease of the Satellite Channels under this

Agreement, and shall take charge of the establishment of the sales network for the Satellite Channels. China Satcom may design and produce the relevant materials for market promotion and marketing on its own account, provided that it shall obtain the prior written confirmation of the materials from WorldSpace before its use of the same. China Satcom shall organize the translation into the Chinese language of the marketing, sales and other materials regarding the Satellite Channels provided by WorldSpace and shall bear all the relevant translation fees.

During the service promotion, China Satcom may arrange for a one-month period of free use of the System for a Client. (One Client may only enjoy once the same free service program).

China Satcom shall not charge any agency fee for channel leases with respect to WorldSpace programs transmitted through the Satellite Channels for non-profit promotional purposes.

3.3	China Satcom shall arrange, wherever possible, technically qualified staff with English language capabilities to perform any and all assignments requiring business communication with WorldSpace.

3.4	The price for channel lease services (“Capacity Service Fee”) shall be determined according to Article 6.1 of this Agreement, which fee shall be collected by China Satcom from various types of Clients.

The price for providing the uplink services (“Uplink Service Fee”) shall be determined according to Article 3.10 of this Agreement, which fee shall be collected by China Satcom from the Clients for the uplink services provided by China Satcom to the Clients. The Uplink Service Fee is separate from the Capacity Service Fee.

The agency fee shall be collected by China Satcom according to Article 6.2 of this Agreement for providing the agent service of leasing the Satellite Channels to Worldspace.

The Capacity Service Fee shall be fully paid by the Clients to China Satcom on a quarterly basis in advance. If any Client does not make said advance payment within ten (10) days in the first month of each quarter, China Satcom shall notify WorldSpace in a timely manner. The Parties shall promptly consult with each other and shall only determine and perform any other payment method after reaching an agreement upon the same.

3.5	China Satcom shall cooperate with WorldSpace in making reasonable allocation and utilization of the Satellite Channel resources, and shall notify WorldSpace in a timely manner of the leasing arrangements of the Satellite Channels and the relevant inquiries from the Clients. Within the first ten (10) days of each calendar month, China Satcom shall submit to WorldSpace a report regarding the usage of the channels, quantity of newly increased Clients, total quantity of Clients, and other detailed operation information for the previous month.

3.6	In carrying out its obligations as the agent, including the negotiation of the capacity service agreements with the multimedia service content providers who intend to lease and use the Satellite Channels (the “Clients”), China Satcom shall, subject to the consent of WorldSpace, enter into agreements with the Clients by referring to the Standard WorldSpace Satellite Capacity Service Agreement provided by WorldSpace to the extent that such standard agreement is not in conflict with applicable Chinese laws. China Satcom promises to perform the stipulated provisions in the WorldSpace Satellite Capacity Service Agreements entered into with the Clients. China Satcom shall sign the capacity service agreement with WorldSpace after China Satcom has signed the WorldSpace Satellite Capacity Service Agreement with the Clients, in order to implement the provisions on payment set forth in said WorldSpace Satellite Capacity Service Agreement, which are specifically determined in accordance with Article 6 hereof. Before China Satcom provides satellite capacity services to a Client, China Satcom shall sign an agreement with WorldSpace in respect of the Client’s lease of the capacity service, and meanwhile, China Satcom shall provide WorldSpace with a copy of the WorldSpace Satellite Capacity Service Agreement that China Satcom signed with the Client within three (3) days after the execution of such agreement between China Satcom and the Client.

3.7	China Satcom shall collect the Capacity Service Fee for the lease of the Satellite Channels from the Clients with which China Satcom has executed the WorldSpace Capacity Service Agreement in accordance with the terms and conditions set forth in Article 6 hereof, and shall pay to WorldSpace on schedule the fees collectible by WorldSpace. In the event that a Client fails to make a payment on schedule, China Satcom shall be obligated to press for the payment in arrears from the Clients inside China. China Satcom shall promptly inform WorldSpace and communicate with WorldSpace, and press for payment according to the performance method and the relevant cost sharing method agreed to by both Parties after consultation.

3.8	China Satcom shall use its best efforts to acquire information regarding the credit-worthiness, solvency, commercial reputation and compliance of the Clients. China Satcom shall promptly inform WorldSpace whenever it becomes aware of any problem so that both Parties shall discuss the countermeasures.

3.9	China Satcom shall promptly advise WorldSpace within five (5) working days after awareness, by legal ways and means, of governmental actions in China or other countries, and any other factors which are likely to affect the successful performance of this Agreement. The Parties shall enter into consultation as to the methods and effective measures necessary or desirable for the resolution of the problem. In the unlikely event of any partial or total condemnation, expropriation, destruction or damage of the Ground Station or other equipment contributed by WorldSpace, China Satcom shall officially seek prompt, adequate and effective compensation. If China Satcom has exerted its best efforts to seek but has failed to obtain such prompt, adequate and effective compensation, China Satcom is not responsible for the result.

3.10	China Satcom shall consult with WorldSpace for its opinion on pricing for the Uplink Service Fee charged to the Clients, and it shall have the right to determine the price as long as the successful performance of this Agreement shall not be affected and the approvals of the Chinese government (if any) shall be complied with. China Satcom is willing to provide assistance to the uplink service of the promotional programs of the Systems. The specific arrangement shall be discussed by both Parties separately.

3.11	If WorldSpace requires to visit the Ground Station or to observe its operations, it shall submit a prior request to China Satcom and China Satcom shall provide its cooperation to WorldSpace in this respect.

3.12	If any Client is in arrears of any payment due to China Satcom’s fault and negligence, China Satcom shall bear all the collecting expenses incurred therefrom.

3.13	China Satcom shall be responsible for the maintenance, repair and management of the System and Ground Station equipment, and provide the multimedia network service. If the System incurs any failure when China Satcom provides the uplink service, China Satcom shall promptly inform WorldSpace and the related equipment suppliers. Both Parties shall negotiate in a timely manner the commercial and technical solutions to the failure of the System.

3.14	As for the domestic processing uplink stations specifically for the use of WorldSpace that use the Northeast beam, where necessary, China Satcom shall have the right to close down any such uplink processing stations as per the request of the Chinese government. WorldSpace agrees with such request of China Satcom.

As for the processing uplink stations outside China specifically for the use of WorldSpace that use the Northeast beam, a recognizer shall be installed on each such uplink processing station so that its program contents are not receivable by the receivers used inside China. In the event that a program is in violation of the requirements of Chinese law or the Chinese government, China Satcom shall submit a request for the closedown of the same to WorldSpace. WorldSpace shall make proper disposition of the issue according to the request of China Satcom, and shall report the disposal result to China Satcom.

The specific measures for the performance of the provisions of this Article 3.14 shall be subject to separate consultation between the Parties.

3.15	China Satcom shall be fair, reasonable and consistent to all Clients and guarantee that it will not have bias and intention to preclude any prospective Clients when acting as the agent for the lease of the Satellite Channels.

3.16	China Satcom shall be one of the national-level import agents of WorldSpace AsiaStar L-Bank satellite receivers in China, and be responsible for promotions, marketing and after-sale services all over China; it shall be responsible for wholesale and retail of the receivers in China; it shall undertake the assignments related to receiver imports such as ordering, importation, customs clearance, commodity inspection, tax filing, network access, and obtaining permission, etc.

3.17	If requested by WorldSpace, China Satcom shall assist WorldSpace in promoting the localization of the receiver production.

3.18	China Satcom shall be responsible for coordination with the relevant Government Departments in respect of the frequencies, provided that WorldSpace shall bear the reasonable expenses arising from the replacement or adjustment of China’s domestic systems using Northeast beam downlink frequencies (falling in the downlink frequency bands 1471.814 MHz to 1476.841 MHz).

China Satcom shall lay the ground supplementary coverage network according to the solution proposed by WorldSpace. WorldSpace shall provide cooperation and assistance to China Satcom upon its reasonable request in respect of the ground supplementary coverage network.

3.19	China Satcom shall bear the obligations in connection with the equipment contributed by WorldSpace as set forth in Article 10 hereof.

Article 4 Rights and Obligations of WorldSpace

4.1	In accordance with the terms and conditions of this Agreement, WorldSpace shall:

(1)	appoint and entrust China Satcom as the sole agent of WorldSpace to engage inside and outside China in the business of leasing AsiaStar L-Band Northeast beam space channels owned by WorldSpace;

(2)	jointly with China Satcom, promote the leasing business of the Satellite Channels.

4.2	If requested by China Satcom or there is an actual need, WorldSpace may send staff to assist China Satcom to perform this Agreement, including timely furnishment of technical specifications, model contracts, and other related information and assistance.

4.3	WorldSpace will work together with China Satcom to prepare a Satellite Channels allocation plan. WorldSpace will actively assist China Satcom in the market development, promotion and marketing of the Satellite Channels in order to facilitate China Satcom to solicit more Clients. WorldSpace may engage in activities for the promotion of the lease of the Satellite Channels and the application of the System, provided that all capacity service contracts for the Satellite Channels shall be signed between China Satcom and the Clients.

During service promotion, WorldSpace may arrange for each Client a one-month (or other length as specifically agreed between the Parties) free use of the network management system, the Ground Station, and the Satellite Channels for the purpose of service test and promotion.

During the technical trial period set forth under the August 8 Agreements, WorldSpace will not charge any Capacity Service Fee for the Satellite Channels used by China Satcom’s programs for non-profit promotional purposes (which free-use arrangements shall be terminated prior to April 31, 2001).

WorldSpace shall provide China Satcom with the relevant materials for marketing and sales of the Satellite Channels and other materials required by China Satcom, and shall have the obligation to proofread the Chinese translations of such materials and other marketing materials used and to be used by China Satcom, and shall advise China Satcom to correct any inaccuracy or mistake. WorldSpace shall bear all the relevant expenses for such proofreading.

4.4	WorldSpace shall promptly advise China Satcom within five (5) working days after awareness, by legal ways and means, of governmental actions in China or other countries and any other factors which are likely to affect the successful performance of this Agreement. The Parties shall enter into consultation as to the methods and effective measures necessary or desirable for the resolution of the problem.

4.5	In order to solve the problems of directional restriction on receptions, WorldSpace undertakes to work out solutions and trials for the ground supplementary coverage as soon as possible.

4.6	WorldSpace shall bear the obligations in connection with the equipment contributed by WorldSpace as set forth in Article 10 hereof.

4.7	During the effective term of this Agreement, WorldSpace promises to adopt one of the following measures: i) to secure the satellite in-orbit insurance for AsiaStar and to use the insurance indemnity, if available, to purchase a successor satellite; or ii) to possess a ground spare satellite, which WorldSpace shall be able to launch within six (6) to twelve (12) months in case AsiaStar does not operate normally.

4.8	If any Client is in arrears of any payment due to WorldSpace’s fault and negligence, WorldSpace shall bear all the collecting expenses incurred therefrom. China Satcom shall assist WorldSpace to collect payment.

4.9	WorldSpace shall try to provide technical and commercial assistance upon the request of China Satcom when China Satcom fulfills its obligations as agent.

4.10	Both Parties shall consult with each other to decide whether a channel should be leased to a Client, either a domestic Client or a foreign Client. When a divergence arises between the two Parties on this issue, WorldSpace shall have the final decision making power subject to the condition that the lease shall not adversely affect the political and economic interests of China Satcom and shall fall within the business scope permitted by the Chinese government.

As for the processing uplink stations outside China specifically for the use of WorldSpace that use the Northeast beam, a recognizer shall be installed on each such uplink processing station so that its program contents are not receivable by the receivers used inside China. In the event that a program is in violation of the requirements of the Chinese laws or the Chinese government, China Satcom shall submit a request for the closedown of the same to WorldSpace. WorldSpace shall make proper disposition of the issue according to the request of China Satcom, and shall report the disposal result to China Satcom.

4.11	WorldSpace shall endeavor to act as the representative in authorizing China Satcom as one of the national-level import agents for WorldSpace’s satellite receivers, in order to make use of China Satcom’s distribution channels for selling the receivers down-stream. The satellite receivers designed by WorldSpace for sale inside China shall be affixed with identification codes to permit reception only of Chinese programs.

When the User base grows to a sizeable level, WorldSpace shall assist China Satcom in promoting the localization of the receiver production and license of technologies. The technology license fee shall be collected at a fair and reasonable rate.

4.12	WorldSpace shall conduct reasonable maintenance to AsiaStar, and promptly inform China Satcom when the satellite incurs failure.

Article 5 Expenses and Taxes

5.1	Unless otherwise agreed in writing, China Satcom shall bear all expenses incurred in fulfilling its obligations under this Agreement, including the operation costs, office expenses, staff expenses, promotional expenses and travel expenses of the Ground Station.

Unless otherwise agreed in writing, WorldSpace shall bear all expenses incurred in fulfilling its obligations under this Agreement.

5.2	China Satcom shall pay the required business tax, tax on city maintenance and construction, and extra-charges for education (“business tax and surcharges”) (currently 3.3%) required payable on the Satellite Channel service operations pursuant to the relevant PRC laws, which shall be deducted from its 10% revenue share.

5.3	In the event that the Capacity Service Fees receivable by WorldSpace under Article 6 of this Agreement are subject to any income tax in accordance with the applicable tax treaties and laws and regulations of China, China Satcom shall withhold such income tax and pay the same to the relevant Chinese tax authority on behalf of WorldSpace. Under such circumstance, China Satcom undertakes to deliver promptly to WorldSpace all receipts, certificates or other documents evidencing each amount so withheld and paid. China Satcom acknowledges that such documents may be necessary for WorldSpace to establish a tax credit or other tax benefits in the country of its headquarters or in other countries or regions. China Satcom is willing to provide cooperation in this respect.

5.4	If either Party’s economic interests are substantially affected by a new legislation of the government, both Parties shall consult with each other on how to otherwise allocation of earnings.

Article 6 Capacity Service Fee, Agency Fee, and Payment Method

6.1	Capacity Service Fee

The Parties shall determine through consultation the Capacity Service Fee, which fee shall be collected by China Satcom from various types of Clients. In the event that, when deciding through consultation the rate for the Capacity Service Fee, WorldSpace and China Satcom have any divergence, WorldSpace shall have the final decision making power in respect of the Capacity Service Fee subject to the condition that it is not in violation of any Chinese law.

6.2	Agency Fee

6.2.1	During the effective term of this Agreement, the agency fee to be collected by China Satcom from the Clients inside China may be calculated according to the following method, subject to agreement of both Parties:

(1)	China Satcom shall collect from WorldSpace 10% of the Capacity Service Fee to be obtained for the lease of the Satellite Channels under Article 6.1 as its agency fee (business tax and surcharges included, currently 3.3%). The remaining portion of the Capacity Service Fee shall be paid by China Satcom to WorldSpace in accordance with Article 6.3 herebelow; or

(2)	During the effective term of this Agreement, if WorldSpace uses its channel resources to enter into cooperation with a third party to the extent permitted by Chinese laws, China Satcom shall be entitled to 10% interest in the revenue generated from such channel resources (business tax and surcharges included, currently 3.3%); or

(3)	Other methods for calculation of the agency fee as agreed by the Parties.

6.2.2	The Parties agree that this Agreement only covers the lease of the Satellite Channels and the revenues generated from such lease, and this Agreement does not include the System multimedia information program production and information service as well as revenues to be generated from these two lines of business, such as the content, advertisement, and other revenues obtained by WorldSpace.

6.3	Method for Payment of Capacity Service Fee

6.3.1	The provisions in Article 6.3 shall be applicable only to Chinese Clients who make payments inside China. Within thirty (30) days after receiving a payment of the Capacity Service Fee made by a Client, China Satcom shall remit by telegraphic transfer such amount of the Capacity Service Fee as deducted therefrom its agency fee, to the bank account designated by WorldSpace. China Satcom is not responsible for delay of payment, nor bears any overdue fine for delayed payment, if all the following conditions are fulfilled:

(1)	The delay is caused by the bank’s fault, and China Satcom has checked, pressed for payment, and negotiated with the bank per WorldSpace’s request;

(2)	Within twenty-eight (28) days after receiving the payment from a Client, China Satcom has completed the remittance formalities for payment to WorldSpace with the relevant remitting bank, and obtained the bank’s certificate for acceptance of remittance; and

(3)	China Satcom has no fault for the delay of payment.

6.3.2	China Satcom shall provide to WorldSpace in a timely manner the photocopies of the bank certificate of payment and the photocopies of the bank credit evidencing the payment by the Clients to China Satcom. All amounts payable to WorldSpace shall be paid by China Satcom in US Dollars or other convertible currency agreed by the Parties, to the bank account designated by WorldSpace. The exchange rate shall be the selling price for exchange of Renminbi to US Dollar as quoted by the Bank of China on the date of actual conversion. If another convertible currency is adopted for payment, the exchange rate shall be the selling price for exchange of such currency to US Dollars as quoted by the Bank of China on the date of actual conversion. Exchange losses incurred due to China Satcom’s failure to make timely and accurate conversion for the amounts due shall be borne by China Satcom. Payments shall be made by telegraphic transfer directly to the bank account designated by WorldSpace. The bank account designated by WorldSpace is specified in Annex 1.

If WorldSpace changes its designated bank account specified in Annex 1, it shall serve a thirty (30) days prior written notice to China Satcom.

6.3.3	Any change in the payment method under this Article shall be agreed in advance by both Parties in the form of a written amendment to this Agreement.

6.3.4	All bank charges on remittance for payment to WorldSpace shall be borne by China Satcom. All bank charges incurred outside China for receipt of the remittance by WorldSpace shall be borne by WorldSpace.

6.3.5	The method for payment of the Capacity Service Fee other than those collected under Article 6.2.1(1) shall be separately negotiated and agreed upon by the Parties.

6.3.6	In the event that any modification to the Chinese laws, regulations, policies and measures governing foreign exchange control adversely affects the payment method under this Article, the Parties shall separately determine through negotiation other payment methods which shall be legal and effective.

6.3.7	When payments are received from non-Chinese Clients outside China, the payment method shall be governed by the provisions regarding the overseas marketing joint venture established by the Parties. However, under no circumstance may the payment method to be adopted render the interests due to the Parties lower than those under the payment method under this Article, unless otherwise agreed upon by the Parties in advance.

Article 7 Accounting Procedures

This Article shall be only applicable to the accounting procedures that are related to the agency services under this Agreement.

7.1	At any time during the effective term of this Agreement, WorldSpace may review and examine the original documents and other records of China Satcom that relate to the capacity service of the Satellite Channels, provided that WorldSpace shall inform China Satcom one week before the examination so that China Satcom may provide cooperation to WorldSpace.

7.2	China Satcom shall provide financial reports in Chinese related to WorldSpace’s lease business of the Satellite Channels. WorldSpace may select an accountant to audit these financial reports. China Satcom shall cooperate in such audit. If the outcome of the audit done by the accountant selected by WorldSpace is materially different (greater than 3%) from that reported by China Satcom to WorldSpace, or if an incident of unfair competition, graft or serious dereliction of duty is discovered, and if China Satcom agrees with such outcome of audit, then China Satcom shall make correction promptly in accordance with such outcome. If China Satcom raises reasonable questions to the auditing result provided by the accountant selected by WorldSpace, China Satcom and WorldSpace shall jointly appoint another auditor to check the facts. If the auditing result is identical with or close to the result provided by the auditor selected by WorldSpace, China Satcom shall bear the auditing expenses incurred and make timely correction in accordance with the outcome of the audit done by the auditor selected by WorldSpace. If the auditing result is identical with or close to the financial reports of China Satcom, WorldSpace shall bear the auditing expenses.

7.3	The obligation of China Satcom to maintain accurate and complete original records related to the capacity service, to pay the Capacity Service Fee to WorldSpace, to allow WorldSpace to examine the original records related to the lease of the Satellite Channels, and to accept audit, shall survive the expiration or termination of the term of this Agreement. China Satcom shall keep the original records related to the lease of the Satellite Channels within six (6) years after the termination of this Agreement, and provide WorldSpace with the relevant accounting records when WorldSpace requests the same pursuant to the applicable laws and regulations of the U.S.A. or other countries having jurisdiction thereof.

Article 8 Client Complaints and Problems

8.1	Each Party shall immediately inform the other Party of any observations, problems or complaints received from the Clients with respect to the Northeast beam of AsiaStar or China Satcom’s Ground Station. The Parties shall negotiate promptly in order to properly solve the problems.

8.2	Neither Party has the authority to unilaterally cause the other Party to bear any obligation or to commit in any way when it responds to a Client’s complaint or problem, unless it has received the written authorization from the other Party to do so. Under no circumstance may either Party disclose such problems or complaints to any person other than the other Party and the complaining Client, unless such disclosure is required by applicable law or regulations.

Article 9 Conduct of Business and Liability for Indemnification

9.1	China Satcom and WorldSpace hereby represent and warrant to each other that in performing their obligations under this Agreement, neither Party nor its owners, officers, directors, employees or agents, either now or in the future, will pay, offer or promise to pay, or authorize the payment of, directly or indirectly, any moneys or anything of value to any governmental official or employee, or any political party or candidate for political office, for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any person, and the Parties shall comply with the Foreign Corrupt Practice Act, relevant Chinese law and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

9.2	Subject to compliance with relevant laws and regulations of China, WorldSpace shall set forth standards governing the usage of the Satellite Channels by the Clients in order to avoid the use of the WorldSpace System for reactionary propaganda, pornography, infringement upon the intellectual property of others, or other operations which would impair the global credit standing and image of China Satcom and WorldSpace.

9.3	In no event shall WorldSpace or China Satcom take any action or omit to take any action in violation of any laws of China or any other applicable laws of countries having jurisdiction over it in order to perform its obligations under this Agreement.

9.4	In cases where the performance of the project conflicts with any governmental regulation, the Parties shall make timely rectification in accordance with Chinese regulations and policies.

9.5	In order to develop the market outside China, the two Parties may establish a joint venture outside China subject to compliance with relevant laws and provisions. For projects of cooperation with third parties entered into by WorldSpace with its Satellite Channels, where the project is outside China, the satellite capacity service agreement shall be executed in the name of the joint-venture of the Parties with the third parties, and, where the project is inside China, the satellite capacity service agreement shall be executed in the name of China Satcom with the third parties.

9.6	When WorldSpace selects receiver manufacturer(s) in China in the future, it will discuss the matter with China Satcom, provided that WorldSpace shall have the final decision-making power. China Satcom agrees not to participate in the discussion and negotiation for the technology license.

9.7	WorldSpace shall bear the liability to compensate the losses sustained by the Clients and Users due to the malfunctions of the AsiaStar.

9.8	China Satcom shall bear the liability to compensate the losses sustained by the Clients and Users due to the malfunctions of the Ground Station, network management, billing and clients management center, and the communications monitoring center.

Article 10 Ground Station Equipment Contributed by WorldSpace

10.1	Equipment Contribution and Conditions

10.1.1	In accordance with the relevant provisions of the Equipment Agreement and Supplementary Agreement, in order to perform the cooperation between WorldSpace Corporation and ChinaSat and to smoothly carry out the lease business of the Satellite Channels, and subject to the terms and conditions of the aforementioned agreements, WorldSpace Corporation shall contribute to ChinaSat without remuneration a set of equipment used for the construction of the Ground Station. To date, WorldSpace Corporation has contributed a majority of the equipment to ChinaSat in accordance with the equipment list set forth in the Equipment Agreement. The Parties agree that, subject to the satisfaction of the conditions set forth in Article 10.1.2 of this Agreement, WorldSpace will continue to provide China Satcom with the equipment listed in the equipment list but not yet contributed. A list of such equipment to be provided under this Agreement is attached hereto as Annex 2. The two Parties shall jointly negotiate the timetable for the equipment contribution after the satisfaction of conditions set forth in Article 10.1.2 of this Agreement.

10.1.2	The contribution of equipment under this Article 10.1.1 by WorldSpace to China Satcom shall be subject to the following conditions:

(1)	China Satcom has applied with the relevant authorities of China for, and obtained from them, all the licenses and/or approvals, in order to ensure that the execution and performance of this Agreement is legal and valid under the laws of China; and, in order to ensure the legal performance of this Agreement, it will handle other relevant licenses and/or approvals in accordance with the provisions of the Chinese laws, and warrants to maintain the validity of these licenses and/or approvals during the effective term of this Agreement; and it obtains from the Chinese government the relevant import license for the import of the equipment; and

(2)	WorldSpace obtains all relevant export licenses issued by the relevant government(s) for the export of the equipment.

10.2	Laws and Regulations on Import and Export of Equipment

10.2.1	For the purpose of this Article 10, WorldSpace and China Satcom mutually agree that they shall comply with all applicable laws and regulations of the U.S.A. and other countries governing export, such as those which restrict, control, limit, or prohibit the export of a certain form of goods, technology or service from the U.S.A. or other countries having jurisdiction over certain particular end users, or which require the knowledge of the identity of the Clients and/or require the inspection of the goods or service.

10.2.2	China Satcom agrees to provide such information and documents as may be requested by WorldSpace to assure compliance by WorldSpace with such export laws, including the documents establishing the enterprise nature, business and ownership of China Satcom and the Clients of the capacity service, and the documents establishing the enterprise nature, business and ownership of the company which acquires, as agreed by WorldSpace, the equipment or technology contributed by WorldSpace.

10.2.3	China Satcom shall not transfer or lease the equipment contributed by WorldSpace to any third party without permission in order to assure WorldSpace’s compliance with such export laws. These provisions of this Article 10.2 shall survive the termination or expiration of this Agreement.

10.2.4	China Satcom shall also comply with all applicable import laws and regulations of China, including obtaining all import approvals, permits and licenses, foreign exchange permits, and customs clearance.

10.3	Parties’ Rights and Obligations in Connection with Equipment

10.3.1	WorldSpace shall be responsible for providing all equipment listed in Annex 2, and shall complete all export formalities at its own risk and cost within the schedule agreed by the Parties after the satisfaction of the conditions set forth in Article 10.2 hereof. It shall deliver such equipment to the port in China as designated by China Satcom. China Satcom shall be responsible for all relevant procedures in connection with the import of the equipment, and pay all the import-related expenses for the equipment, including customs duties.

10.3.2	Upon arrival of the equipment at the port in China as designated by China Satcom, the ownership of the equipment shall be vested with China Satcom, who shall also bear all the risks in connection with the equipment.

10.3.3	For the on-site inspection and acceptance of the equipment contributed by WorldSpace, WorldSpace shall provide the technical specifications required for the final inspection, and the Parties shall consult with each other on the terms for on-site technical inspection and acceptance. After the equipment arrives at the site of China Satcom, WorldSpace’s representative shall be on-site where the Parties jointly unpack the containers, inspect the goods, and check the arrival of goods list. After the equipment passes the inspection and is accepted, the Parties shall sign for confirmation.

10.3.4	WorldSpace shall provide technical specifications and requirements for equipment installation (including design and installation requirements for workspace, antenna, terminal, etc.), and be responsible for installation, testing and commissioning of the equipment to ensure the smooth operation of the System. China Satcom shall use its best effort to carry out, and provide necessary basic facilities and personnel support and assistance to WorldSpace for the installation, testing, and commissioning of such equipment. WorldSpace agrees to transfer to China Satcom the end-user right and various rights of claim and recourse relating to the equipment.

10.3.5	WorldSpace shall provide necessary operation training and network management guidance to China Satcom’s technical personnel free of charge in order to ensure the normal operations of the aforementioned equipment and the proper routine maintenance and management of the equipment by the technical personnel of China Satcom.

10.3.6	China Satcom shall be responsible for the operation, maintenance, repair and management of the Ground Station equipment and System at its own cost, and shall provide necessary personnel and basic facilities (including workspace, UPS power, water heating, air conditioning, communications and security systems) required for the long-term usage of the equipment. It shall also provide the personnel resource required for the construction and operation of the System.

10.3.7	WorldSpace shall provide China Satcom with the technical materials, the quality guarantee certificate, and other relevant certifications of the contributed equipment. WorldSpace makes no representation or warranty regarding the functionality of the contributed equipment. China Satcom shall lodge any claim for indemnification as the owner of the contributed equipment against the supplier of the contributed equipment if there is any quality, safety or other problem with the contributed equipment. China Satcom shall not make any claim for indemnification against WorldSpace for any problem of the contributed equipment. When China Satcom exercises its right, WorldSpace shall be responsible for providing the relevant information, use its best effort to assist in trouble determination, and help China Satcom contact the relevant manufactures. If there is a contractor for any contributed equipment, WorldSpace shall assist in contacting the contractor.

10.3.8	WorldSpace shall inform China Satcom of the time of arrival of the contributed equipment at the port in China designated by China Satcom. Upon the arrival, China Satcom shall acquire all-risk property insurance for all the equipment contributed by WorldSpace under the Equipment Agreement and the Supplementary Agreement and the equipment contributed by WorldSpace under this Agreement. Such insurance shall be subscribed from the People’s Insurance Company of China (“PICC”) or other insurers accepted by WorldSpace. If any equipment is damaged, destroyed or lost, China Satcom shall use the entire insurance indemnity paid by the insurer for the rehabilitation and re-construction of the relevant equipment in order to restore the Ground Station to its original operating status. If the contributed equipment is damaged, destroyed or lost, in part or in whole, beyond the term of insurance, or China Satcom has not acquired the all-risk property insurance for the entirety of the contributed equipment, China Satcom shall purchase a new set of equipment in replacement of the damaged, destroyed or lost equipment, which shall be identical to the Ground Station equipment contributed by WorldSpace, and undertake all the relevant expenses on its own account in order to ensure the that the Ground Station shall be restored to its normal operations, with the exception of the losses arising from any war, action similar to war, hostility, armed conflict, strike, insurrection, civil commotion, and expropriation or requisition by any governmental authority.

10.3.9	China Satcom undertakes not to create any suretyship, mortgage, pledge or other security interests on the equipment contributed by WorldSpace.

10.3.10	The experts of both Parties shall decide through consultation the specific implementable operation procedures for the Ground Station as soon as possible after the execution of this Agreement. China Satcom shall conscientiously implement the operation procedures decided by the Parties, in order to ensure the normal operation of the Ground Station.

10.4	Cancellation of Contribution and Return of the Contributed Equipment

10.4.1	If any of the following events occurs during the term of this Agreement, WorldSpace shall have the right to cancel the equipment contribution set forth in this Article 10 and to withdraw the equipment contributed under the Equipment Agreement, the Supplementary Agreement, and this Agreement:

(1)	China Satcom is in breach of its obligations provided in Articles 10.3.8 and 10.3.9;

(2)	China Satcom is in material breach of its other obligations under this Agreement and its representations and warranties under Article 15.1, and such breach has not be rectified within sixty (60) days after its receipt of the notice from WorldSpace;

(3)	The governmental license and/or approval obtained by China Satcom from the relevant departments of the Chinese government in respect of the execution and performance of this Agreement is cancelled, or China Satcom is unable to maintain the validity of such license and/or approval within the effective term of this Agreement due to any reason;

(4)	During the effective term of this Agreement, if China Satcom takes any action or omits to take any action in violation of any laws, regulations, orders or rules of the Chinese government or relevant competent authorities, and, in consequence thereof, the operation of WorldSpace System is suspended for more than six (6) months;

(5)	Any condition or consequence of Force Majeure prevails for a period in excess of six (6) months, and the Parties are unable to find an equitable solution. This Agreement is terminated before expiration in accordance with Article 16.4;

(6)	The Parties mutually agree to terminate this Agreement before expiration.

10.4.2	Upon occurrence of any event where all the equipment contributed by WorldSpace shall be returned by China Satcom as set forth in Article 10.4.1, China Satcom shall complete all the procedures for the return of the equipment in a timely manner. If the contributed equipment is returned as a result of any event set forth under Articles 10.4.1(1), (2), (3) and (4), all the expenses reasonably incurred in the process of equipment return shall be borne by China Satcom; if the contributed equipment is returned as a result of any event set forth under Articles 10.4.1(5) and (6), all the expenses reasonably incurred in the process of equipment return shall be borne by WorldSpace.

Article 11 Confidentiality

11.1	The Parties agree to execute the Confidentiality Agreement attached hereto as Annex 3 simultaneously with this Agreement.

11.2	Any public promotion of this project in the media (including news release) by either Party shall be subject to the written approval of the other Party.

Article 12 Technological Information

12.1	WorldSpace may license China Satcom to use some technologies (“WorldSpace Technologies”) in the performance of this Agreement. While certain of these technologies are patented, others are not patented or have no patent pending approval but are proprietary and confidential. To the extent that WorldSpace licenses China Satcom to use the WorldSpace Technologies in the performance of this Agreement, WorldSpace warrants that it has due right to license China Satcom to use the licensed WorldSpace Technologies, and that the use of the licensed WorldSpace Technologies by China Satcom will not infringe upon any third party’s intellectual property right. WorldSpace may grant to China Satcom a non-exclusive and non-transferable license to use the WorldSpace Technologies for the operation of the Ground Station and the performance of this Agreement. WorldSpace will separately enter into an agreement with China Satcom when it actually licenses the WorldSpace Technologies to China Satcom, in order to clarify the specific WorldSpace Technologies to be licensed to China Satcom. WorldSpace makes no representation and warranty regarding the functionality of the

WorldSpace Technologies unless they are the same technologies currently used by WorldSpace at other locations. WorldSpace shall inform China Satcom whether the WorldSpace Technologies licensed to China Satcom are currently used at other locations. The Parties shall consult with each other in a friendly and timely manner in respect of the technical risks arising in the operation of the System.

12.2	China Satcom represents and promises that it will not sell, duplicate or reverse engineer any WorldSpace Technologies, nor will it transfer or license any third Party to use the WorldSpace Technologies, whether such technologies are patented or unpatented. If China Satcom becomes aware that any third party infringes upon the WorldSpace Technologies, it shall promptly inform WorldSpace.

12.3	The license granted to China Satcom herein shall be solely used by China Satcom for the performance of this Agreement. China Satcom further acknowledges that, upon the termination of this Agreement, all use of the WorldSpace Technologies shall also be terminated. Within two weeks of the termination of this Agreement, China Satcom shall return to WorldSpace all the WorldSpace Technologies, including the technical documentation, written or recorded in any material form, including all technical documents, specifications, drawings, and designs. China Satcom agrees on behalf of itself and its employees that no copies of the WorldSpace Technologies shall be made or retained, upon and after the termination of this Agreement.

12.4	During the performance of this Agreement, WorldSpace shall license China Satcom to use without compensation all WorldSpace’s improvements to the WorldSpace Technologies licensed to China Satcom.

During the performance of this Agreement, if China Satcom intends to make any improvement or modification to the WorldSpace Technologies licensed to it, China Satcom shall advise WorldSpace of its actual or proposed improvements or modifications, if any, to the WorldSpace Technologies, whether for adaptation to China’s conditions or to improve the functionality or capabilities of the technology, and such modifications or improvements shall be licensed back to WorldSpace on a royalty-free basis. China Satcom owns the title to such improved and modified technologies, however, in no event shall China Satcom impair WorldSpace’s interest when it uses the improved or modified technologies (this Article survives the termination of the Agreement.). China Satcom agrees that any developments or technical improvements made by China Satcom, including any of its employees, during the term of the performance of this Agreement will be promptly furnished to WorldSpace under a perpetual, royalty-free, and non-exclusive license for WorldSpace’s use.

China Satcom can only apply for a patent or other recognized intellectual property rights with respect to the improvements that it made to the China patented WorldSpace Technologies that are licensed to China Satcom; China Satcom shall not apply for a patent or other recognized intellectual property rights with respect to the improvements that it made to the unpatented

WorldSpace Technologies that are licensed to China Satcom by utilizing the unpatented WorldSpace Technologies and materials without WorldSpace’s written consent. Regarding patenting the improvement made by China Satcom to WorldSpace Technologies by utilizing the unpatented WorldSpace Technologies and materials, based on the condition that WorldSpace has given its written consent, both Parties will apply to patent the improvement mentioned above in their joint names and share the interests. China Satcom agrees that it will enter into legally binding relationships with its employees and such other third parties as may be necessary to effectuate its obligations under this Agreement.

12.5	In case where China Satcom wishes to research and develop some technology and know-how that is independent from WorldSpace Technologies, and has nothing to do with the principles of WorldSpace Technologies, but is related to the characteristics, data and interface of WorldSpace Technologies, China Satcom must acquire the prior written consent of WorldSpace, and is responsible for all the technologies and know-how that it has developed. China Satcom owns the title to the technologies it has developed independently. In case China Satcom wishes to use the technologies and know-how that it developed independently in any way in the WorldSpace System, China Satcom must acquire WorldSpace’s prior written consent. China Satcom shall abide by its confidentiality obligation to WorldSpace rigorously in the process of independent development, and shall not disclose any information about WorldSpace Technologies to any third party unless it has received WorldSpace’s prior written consent.

12.6	Article 12 only applies to the WorldSpace Technologies which are related to the Ground Station. If WorldSpace is willing to license the receiver technology to China Satcom, the Parties shall separately enter into a specific technology license agreement.

Article 13 Trademarks, Trade Names and Related Intellectual Property Rights

13.1	Only for the purpose of performing this Agreement, WorldSpace hereby grants to China Satcom, and China Satcom hereby accepts, the non-exclusive, non-transferable and non-sublicensable license to use WorldSpace’s trademarks, trade names, service marks, or any other symbols or distinguishing characteristics of its services (the “WorldSpace Trademarks”) for the limited purpose of advertising and promotion, without additional charge and solely for use in performing this Agreement. WorldSpace shall provide China Satcom with the standards and relevant stipulations for the use of the WorldSpace Trademarks. The WorldSpace Trademarks are and shall remain the exclusive property of WorldSpace and shall be identified as such on any marketing material.

13.2	Before planning to use the WorldSpace Trademarks, China Satcom shall provide WorldSpace with samples of any and all WorldSpace Trademarks proposed to be used so that WorldSpace may inspect the forms and manner of the use of any of the WorldSpace Trademarks. At least one month before proceeding with each such proposed use of any of the WorldSpace Trademarks, China Satcom shall provide WorldSpace with specimens of all advertising, promotional materials, stationery and other articles, which China Satcom intends to use in selling, promoting, and advertising, before China Satcom plans to use them. If such proposed uses are not in conformity with the provisions of this Agreement, WorldSpace has the right to raise objections or amend such proposed uses to bring them into conformity with the provisions of this Agreement within two weeks from the receipt of the proposed use, and China Satcom shall proceed to amend such proposed use in accordance with the amendment proposed by WorldSpace.

13.3	China Satcom agrees that its use of the WorldSpace Trademarks is subject to the conditions permitted solely by this Agreement, and that neither China Satcom, nor any of its Affiliates, subsidiaries, employees, or other related parties, shall have any right, directly or indirectly, to claim or apply for or register the WorldSpace Trademarks, or any domain names, enterprise names or other identifying names, or translations, transliterations, pin-yin, or any form of abbreviations, or any name, logo, designations or trade dress, which may be confused with such, including Chinese, Latin, minority language or other typographic form in China or elsewhere (collectively the “WorldSpace Trademark Derivatives”). This obligation shall survive the termination of this Agreement. All rights in the Trademark Derivatives shall remain vested exclusively with WorldSpace, and nothing in this Agreement shall be construed to confer or license any interest in any of the Trademark Derivatives to China Satcom.

13.4	Whenever China Satcom becomes aware of any unauthorized use of the WorldSpace Trademarks or WorldSpace Trademark Derivatives, it shall inform WorldSpace in order to enable WorldSpace to make a determination regarding how to respond to the unauthorized use.

13.5	Only for the purpose of performing this Agreement, China Satcom hereby grants to WorldSpace, and WorldSpace hereby accepts, the non-exclusive, non-transferable and non-sublicensable license to use China Satcom’s trademarks, or any other symbols or distinguishing characteristics of its services for the limited purpose of advertising and promotion, without additional charge. China Satcom shall provide WorldSpace with the standards and relevant stipulations for the use of these trademarks. The trademarks and service marks are and shall remain the exclusive property of China Satcom and shall be identified as such on any marketing material. China Satcom shall have the equivalent rights pertaining to its trademarks as WorldSpace has to the WorldSpace Trademarks that are stipulated in Article 13.2, 13.3 and 13.4.

13.6	China Satcom shall properly use WorldSpace Trademarks when China Satcom promotes and offers the capacity service, and shall make proper statement of WorldSpace’s commercial position.

Article 14 Non-Competition

14.1	WorldSpace confirms that China Satcom is the sole agent for the Northeast beam of the WorldSpace Satellite information service transmission system to engage inside and outside China in the business of leasing WorldSpace AsiaStar L-Band Northeast beam space channels. WorldSpace promises that in the term of this Agreement WorldSpace shall not appoint any other agent for the Northeast beam of AsiaStar, and shall not provide business secrets in cooperation with China Satcom, including any order from the Clients, offer or offer invitation, the list of the Clients, selling materials or selling plans, to any competitor or potential competitor. Each Party promises that it will inform the other Party of the orders, offers and offer invitations it receives from the Clients. Either Party shall not refuse offers from potential Clients or otherwise obstruct further negotiations with the Clients without the other Party’s awareness and consent.

14.2	China Satcom promises it will not be the agent or engage in the space business using the same frequencies used by the WorldSpace digital satellite system during the term of this Agreement. China Satcom promises it will not make deals on the same business with the competitors of WorldSpace digital satellite system, or establish any contractual relationship on the same business using the same frequencies used by WorldSpace digital satellite system. China Satcom shall not provide business secrets in cooperation with WorldSpace, including any order from the Clients, offer or offer invitation, the list of the Clients, selling materials, or selling plans to any competitor or potential competitor.

14.3	Both Parties shall ensure that their respective invested enterprises and Affiliates strictly comply with the provisions of this Article. The failure of either Party or its invested enterprises or Affiliates to comply with the above provisions shall constitute a material breach of this Agreement, and such Party shall indemnify the other Party for all the losses and damages suffered by the other Party as a result of such breach.

14.4	Unless agreed with China Satcom, WorldSpace shall not dump the Ground Station equipment at a low price in the Chinese market, nor shall WorldSpace contribute the Ground Station equipment to other clients in China.

Article 15 Warranties of China Satcom and WorldSpace

15.1	China Satcom hereby represents and warrants as follows:

(1)	China Satcom has obtained the requisite government licenses and/or approvals from the relevant departments of the Chinese government to ensure that the execution and performance of this Agreement shall be legal and valid under the Chinese laws, and warrants to maintain the validity of these licenses and/or approvals during the effective term of this Agreement. In the event that certain other licenses and/or approvals are required to be obtained from the relevant departments of the government in accordance with the development of business under this Agreement, China Satcom shall promptly advise WorldSpace of the same, and obtain such licenses and/or approvals. China Satcom shall provide WorldSpace with copies of all significant correspondence with these relevant departments (other than those required to be kept confidential by the governmental departments) and the licenses and/or approvals issued by the relevant governmental departments;

(2)	China Satcom shall obtain the approval from the State Administration for Foreign Exchange for making payment in foreign currency in accordance with the payment procedures of this Agreement. China Satcom has obtained the approval from the State Administration of Foreign Exchange and is able to pay all the amounts payable to WorldSpace in U.S Dollars or other foreign currency indicated by WorldSpace;

(3)	China Satcom is a legal person with the capacity to enter into business activities, the civil capacity, and the action capacity. China Satcom is duly established and validly existing in accordance with the laws and regulations of the PRC. The duration of its articles of association, business license or other formation documents, upon the effective date of this Agreement, is at least as long as the duration of this Agreement. There is no restriction in its business license or other corporate documents which would act to prohibit it from conducting foreign trade or entering into and performing this Agreement;

(4)	In cases where China Satcom is in the process of re-organization, including division, merger, or formation of a group corporation, China Satcom’s re-organization shall not affect the performance of this Agreement, or impose impediment or extra burden on the performance of this Agreement. The entity after China Satcom’s re-organization shall assume all the rights and obligations of China Satcom under this Agreement;

(5)	China Satcom does not anticipate that in the foreseeable future it will be unable to repay its debts when due or be subject to any proceedings of bankruptcy, liquidation, dissolution, or ceasing of operations; and

(6)	China Satcom shall not assign this Agreement, in whole or in part, without prior written consent from WorldSpace. If China Satcom assigns its agency obligations, in whole or in part, to a subsidiary, 51% or more of whose shares are held by China Satcom, with the prior written consent of WorldSpace, China Satcom shall guarantee that (i) its subsidiary shall possess all the licenses and/or approvals issued by the relevant approval authorities for the performance of such agency obligations; (ii) its subsidiary shall perform all the assigned obligations in good faith; and (iii) China Satcom shall undertake the joint and several liabilities for the performance by its subsidiary of the assigned agency obligations.

15.2	WorldSpace hereby represents and warrants as follows:

(1)	WorldSpace has ownership of AsiaStar. WorldSpace will conduct reasonable maintenance to AsiaStar, and promptly inform China Satcom when the satellite incurs failure. To ensure the smooth performance of this Agreement, in the event that WorldSpace assigns the ownership of AsiaStar to any third party other than WorldSpace’s Affiliates during the effective term of this Agreement, Worldspace shall promptly inform China Satcom of such transfer; Worldspace shall also inform the third party of all the rights and obligations of WorldSpace under this Agreement and request the third party to continue to perform the obligations of WorldSpace under this Agreement;

(2)	WorldSpace will assume full responsibility for obtaining the requisite government approvals for the performance of this Agreement under the laws of the U.S.A. or other applicable foreign laws, and will promptly inform China Satcom of any difficulties it encounters. WorldSpace shall provide China Satcom with copies of all significant correspondence with the relevant governmental departments (other than those required to be kept confidential by the relevant governmental departments) or approvals;

(3)	WorldSpace is a legal person duly established and validly existing in accordance with the laws and regulations of the United States with the capacity to enter into business activities, the civil capacity, and the action capacity;

(4)	The duration of WorldSpace’s articles of association, business license or other formation documents, upon the effective date of this Agreement, is at least as long as the duration of this Agreement. It has the full authority and capacity to enter into this Agreement and to assume and perform all the obligations set forth in this Agreement;

(5)	WorldSpace does not anticipate that, in the foreseeable future, it will be unable to repay its debts when due, or be subject to any proceedings of bankruptcy, liquidation, dissolution or ceasing of operations; and

(6)	In cases where WorldSpace is in process of re-organization, including division, merger, or formation of a group corporation, WorldSpace’s re-organization shall not affect the performance of the Agreement, or impose impediment and extra burden on the performance of this Agreement. The entity after WorldSpace’s re-organization shall assume all the rights and obligations of WorldSpace under this Agreement.

Article 16 Force Majeure

16.1	“Force Majeure” means an event, including fire, flood, earthquake, tidal wave or other act of nature or natural disaster; act of terror or terrorism; the outbreak of war or warlike situations; labor unrest or labor disputes; insurrections; epidemics, or health or quarantine restrictions; government actions or changes in national policies, laws or regulations; fatal damage to AsiaStar caused by space electromagnetic radiation or UFO strike, and the like, which, in any case, is (i) beyond the reasonable anticipation and control of the Parties; (ii) unavoidable, notwithstanding the commercially reasonable efforts and reasonable care of the Parties; and (iii) renders impossible or economically impractical the performance of this Agreement.

16.2	If an event of Force Majeure and its effects continue for less than six (6) months, to the extent that any obligation of either Party cannot be performed as a result of such event, such obligation shall be suspended while the Force Majeure persists. Such Party shall resume the performance of its obligations under this Agreement immediately after the Force Majeure and its effects are eliminated.

16.3	During the period that Force Majeure and its effects continue, both Parties shall continue performing their obligations under this Agreement that are not affected. Neither Party shall dismiss employees. Each Party shall appropriately preserve the equipment and documents related to this Agreement.

16.4	If the event of Force Majeure and its effect continue for more than six (6) months, and both Parties are unable to reach an agreement to resolve the matter in accordance with the terms of this Agreement, this Agreement shall be terminated early upon notice in writing by either Party to the other Party.

16.5	If the event of Force Majeure and its effects continue for more than six (6) months, and neither Party proposes to terminate or amend this Agreement, the term of this Agreement shall be extended for a period which shall be equal to the time during which the effects of the event of Force Majeure continued, but which shall not exceed one year. Both Parties shall promptly resume the performance of this Agreement after the event of Force Majeure and its effect are eliminated. If the effects of the event continue for one year or more, this Agreement shall be automatically terminated upon expiration of such one year period during which the effects of the event continues, unless otherwise agreed by the Parties that this Agreement shall not be terminated for such reason.

16.6	The Party encountering a Force Majeure shall promptly inform the other Party in writing, and shall furnish the appropriate proof of the occurrence and duration of such Force Majeure. The Party encountering a Force Majeure shall also make endeavors to terminate the Force Majeure and its effects. In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall make all reasonable endeavors to minimize the effects of such Force Majeure.

Article 17 Term of This Agreement and Extension

17.1	This Agreement shall take effect upon signature by the duly authorized representatives of the Parties and remain in effect for five (5) years, starting from the date on which this Agreement is signed and becomes effective. Within Ninety (90) days before the expiration of this Agreement, the Parties may negotiate the renewal of this Agreement, and this Agreement may be renewed upon agreement by the Parties. The specific duration so renewed shall be subject to consultation and agreement by the Parties.

17.2	In the effective term of this Agreement, if China Satcom takes any action or omits to take any action in violation of any laws, regulations, orders and rules of the Chinese government and the relevant authorities, resulting in the stoppage of operation of WorldSpace’s System, WorldSpace shall be entitled to choose whether to extend the term of this Agreement. The extension period may be as long as the non-operation period.

17.3	In the effective term of this Agreement, if WorldSpace takes any action or omits to take any action in violation of any laws, regulations, orders and rules of the Chinese government and the relevant authorities, resulting in the stoppage of operation of WorldSpace’s System, China Satcom shall be entitled to choose whether to extend the term of this Agreement. The extension period may be as long as the non-operation period.

Article 18 Government Approvals

18.1	China Satcom shall be responsible for completing and obtaining all necessary government approvals and filings for the performance of this Agreement. China Satcom shall promptly provide WorldSpace with all relevant information regarding the validity of these approvals, and provide copies of the documentation of the relevant governmental approvals and filings.

18.2	If any approval is subsequently denied, the Parties shall promptly undertake to revise this Agreement in line with its spirit and purposes. In the event that any material Article of this Agreement is subsequently determined to be invalid or illegal whereby this Agreement is rendered unenforceable, either Party shall have the right either to terminate this Agreement or to declare by written notice to the other Party that such invalidity, illegality or unenforceability shall not affect any other Articles of this Agreement. In the event both Parties make such a declaration, this Agreement shall be interpreted and construed that the Articles held to be invalid, illegal or unenforceable have been deleted by agreement by the Parties.

Article 19 Termination of this Agreement

19.1	This Agreement shall be terminated if any of the following events occurs:

(1)	The term of this Agreement expires and the Parties fail to consult with each other or to reach an agreement in respect of the extension thereof;

(2)	WorldSpace or China Satcom is unable to continue to operate because of heavy losses;

(3)	The AsiaStar satellite, System or Ground Station incurs material failure resulting in the stoppage of operation of the WorldSpace System for more than six (6) months, and both parties agree to terminate this Agreement;

(4)	Either Party has committed a material breach of this Agreement and the breach and its effect continue for more than sixty (60) days, or such breach has repeatedly occurred after having been required to be stopped;

(5)	Either Party takes any action or omits to take any action in violation of any laws, regulations, orders and rules of China or any other applicable country, resulting in the stoppage of operation of the WorldSpace System for more than six (6) months;

(6)	Either Party becomes bankrupt, or is subjected to the proceedings of liquidation or dissolution, or ceases to operate, or is unable to repay its debts when due (unless the non-bankrupt Party agrees to acquire the assets and continue the operation);

(7)	Either Party transfers its obligations under this Agreement without obtaining consent in a manner inconsistent with the requirements herein;

(8)	Any government authority having jurisdiction over either Party requires amendments to be made to any of the Articles of this Agreement after this Agreement has been signed and approved, and such amendments cause serious unfavorable results to either Party, and such Party proposes the termination of this Agreement;

(9)	A Force Majeure event or its effects continue for more than six (6) months and the Parties are unable to reach an agreement to resolve the matter in accordance with the terms of this Agreement or a Party is unable to continue operations due to heavy losses caused by the Force Majeure;

(10)	The objectives set forth in this Agreement fail to be achieved, and the Parties agree the cooperation between the Parties under this Agreement has no hope for development in the future;

(11)	Any of the governmental licenses and/or approvals obtained by China Satcom from the relevant departments of the Chinese government for the execution and performance of this Agreement has been cancelled, or China Satcom is unable to maintain the validity of these licenses and/or approvals during the effective term of this Agreement due to any reason.

19.2	In case of termination of this Agreement due to reasons stated above (other than Article 19.1(1)), the Parties shall follow the procedures described below:

(1)	A Party issues a notice to the other Party. Within sixty (60) days after receipt of the notice, both Parties shall meet to negotiate and endeavor to remove the cause for termination;

(2)	If both Parties can not reach agreement according to 19.2(1), this Agreement shall automatically terminate early.

Article 20 Effect of Termination

The effects of termination of this Agreement shall be as follows:

(1)	Upon the termination of this Agreement, neither Party shall have any further obligation to the other with the exceptions of the following: moneys owed prior to the date of termination or expiration, and such other responsibilities as are specifically set forth in this Agreement, such as confidentiality and export control requirements, etc.

(2)	Upon the termination of this Agreement, either Party shall return equipment, materials, data, sales data and others which are owned by the other Party to the other Party according to the requirement of this Agreement. Each Party shall return to the other Party all of the properties belonging to the other Party, including samples, products, and accessories and confidential information. But if the low-value, easily-consumed properties that are irrelevant to the confidential information can not be returned for objective reasons, such properties may not be returned.

(3)	Each Party’s right to use the other Party’s intellectual property rights shall cease immediately upon the termination of this Agreement. Thereafter, the former shall forthwith return, destroy or assign (as requested by the other Party) all packaging, advertising, or other relevant materials and shall have no further rights to them.

(4)	In no event shall WorldSpace or China Satcom be liable to each other for compensation, indemnification, lost profits, investment, goodwill, or any other payment by reason of the non-renewal of this Agreement. If one Party is in material breach of this Agreement and triggers the termination of this Agreement, it shall indemnify the other Party for all direct losses incurred therefrom.

(5)	China Satcom shall return all the Ground Station equipment contributed by WorldSpace in accordance with the terms and conditions set forth in Article 10 of this Agreement.

Article 21 Liabilities for Breach

21.1	If either Party (the “Non-Breaching Party”) incurs any costs, expenses, liabilities or losses due to a breach of this Agreement by the other Party (the “Breaching Party”), the Breaching Party shall indemnify the Non-Breaching Party for all such costs, expenses, liabilities and losses, and hold the Non-Breaching Party harmless therefrom.

21.2	If China Satcom fails to pay to WorldSpace in full the Capacity Service Fee on schedule according to the terms and conditions set forth in Article 6 of this Agreement, it shall pay to WorldSpace, in addition to the amount overdue and payable, an overdue fine in an amount equal to 0.04% of the amount overdue for each day of delay.

21.3	If WorldSpace leases the Satellite Channels to a third party at its sole discretion without the written consent of China Satcom, WorldSpace shall pay to China Satcom, in addition to all the agency fees it fails to pay in relation thereto, a default penalty equal to 0.04% of the total amount of such agency fees for each day.

Article 22 Records

During the effective term of this Agreement and within six (6) years after termination of such term, each Party shall keep and maintain sufficient records in relation to its performance of this Agreement, and shall make the same available for inspection on-site to the other Party, and upon request, provide copies to the other Party for its review.

Article 23 Notices

Any notices or other communications that may be or are required to be given by either Party pursuant to this Agreement shall be written in English and Chinese and may be delivered personally, sent by registered mail (postage prepaid), delivered by a recognized courier service, or sent by facsimile transmission to the address of the other Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(1)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(2)	Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the sixth (6th) day after the date on which they are mailed (as indicated by the postmark);

(3)	Notices given by courier shall be deemed effectively given on the third (3rd) working day after they are delivered to the recognized courier service;

(4)	Notices given by facsimile transmission shall be deemed effectively given on the first working day following the date of transmission.

For the purpose of notices, the addresses of the Parties are as follows:

To WorldSpace:

WorldSpace (China) Information Technology Co., Ltd. (an Affiliate of WorldSpace)

Address:	Room 1205, Air China Plaza, No. 36, Xiaoyun Road, Chaoyang District, Beijing 100027
Attention:	Mr. Mike Yuh-hung Ma
Telephone No.:	+86-10-84475158
Facsimile No.:	+86-10-84475130

The documents and notices that are related to important matters in the process of cooperation between the two Parties shall be copied to:

WorldSpace, Inc.

Address:	8515 Georgia Avenue, Silver Spring, MD 20910 USA
Attention:	General Counsel
Telephone No.:	+1-301-960-1215
Facsimile No.:	+1-301-960-2200

To China Satcom:

China Satellite Communications Corporation

Address:	No. 42, Xue Yuan Lu, Haidian District, Beijing 100083
Attention:	Lü Ziping
Telephone No:	+86-10-62303599
Facsimile No:	+86-10-62303570

Any Party may at any time change its address by notice in writing delivered to the other Party in accordance with the terms hereof.

Article 24 Governing Law

The formation, validity, interpretation, execution, amendment, and termination of this Agreement shall be governed by the laws of the Republic of Singapore. The Parties specifically disclaim the application of the United Nations Convention on Contracts for the International Sale of Goods or other laws regarding the sales of goods. Since the preponderant part of this Agreement relates to the supply of labor or other services, the said laws are inapplicable to this Agreement.

Article 25 Dispute Resolution

25.1	In the event a dispute arises in connection with the interpretation or performance of this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultation. No arbitration of any dispute or divergence shall commence until a period of thirty (30) days has lapsed after the date of the giving of a written notice of dispute by one Party to the other, which notice shall describe generally the nature of the dispute.

25.2	Any disputes arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination of this Agreement, shall be referred to and finally resolved by arbitration at the Singapore International Arbitration Center (“SIAC”) in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC Rules”)in force at the time, which rules are deemed to be incorporated by reference to this Article.

In case of a dispute, the Parties shall participate in the arbitration solely as commercial enterprises.

25.3	Any award made by the arbitration tribunal shall be final and binding on both Parties, who hereby exclude any right of appeal to any court which might otherwise have jurisdiction over the matter. The final award made by the arbitration tribunal has the final effect in dispute settlement.

25.4	When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to perform their respective obligations (and shall be entitled to exercise their rights) under this Agreement.

25.5	The above Article shall not be construed that the Parties have waived their rights to seek temporary, preliminary or emergency administrative or judicial assistance or relief, including the intervention of the Public Security Bureau, State Administration of Industry and Commerce, People’s Court or other appropriate governmental authorities, whether permanent or temporary, to halt any real or threatened infringement upon intellectual property rights and other rights under this Agreement, or to prevent any other imminent injury to either Party.

Article 26 Miscellaneous

26.1	This Agreement is not limited to multimedia business, and shall apply to other digital services.

26.2	All Annexes to this Agreement shall be deemed an integral part of this Agreement. In case of any conflict between any Annex and this Agreement, this Agreement shall prevail.

26.3	This Agreement may only be modified in writing and signed by the Parties.

26.4	Failure or delay on the part of either Party to exercise a right under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of a right prelude any other future exercise thereof.

26.5	This Agreement constitutes the entire agreement between the Parties in relation to the subject matter hereof, and shall supersede all prior agreements, oral or written, between the Parties and between WorldSpace Corporation and ChinaSat.

26.6	This Agreement is prepared and executed in both Chinese and English in four (4) counterparts in each language. Two (2) counterparts of each language text shall be retained by each Party. The two language texts shall have equal validity and legal effect. Each Party acknowledges that it has reviewed both language texts of this Agreement and that they are substantially the same in all material respects.

IN WITNESS WHEREOF, WorldSpace and China Satcom have duly executed this Agreement by their duly authorized representatives on the date first set forth above.

WorldSpace, Inc.		China Satellite Communications Corporation

By:	/s/ Noah A. Samara	By: Signature:	/s/ Signature in Chinese
Title:	Chairman & CEO	Title:	Chairman of the Board

Date: 20 December 2005		Date: 20 December 2005

Annex 1 The Bank Account of WorldSpace

To be provided separately.

Annex 2 List of Equipment Provided by WorldSpace to China Satcom under this Agreement

To be developed and agreed between the Parties separately.

Annex 3 Confidentiality Agreement

CONFIDENTIALITY AGREEMENT

This Agreement entered into by and between WorldSpace, Inc., a corporation organized and existing under the laws of the U.S.A., having an office at 8515 Georgia Avenue, Silver Spring, MD 20910,USA (hereinafter referred to as “WorldSpace”) and China Satellite Communications Corporation, a corporation organized and existing under the laws of the People’s Republic of China, having an office at No. 42, Xue Yuan Lu, Haidian District, Beijing (hereinafter referred to as “China Satcom”), on the 20th day of December, 2005 in Beijing, the People’s Republic of China (the “PRC” or “China”);

WorldSpace and China Satcom are hereinafter individually referred to as a “Party”, and collectively as the “Parties”.

WHEREAS, WorldSpace owns the resources of the channels of the L-Band of the Northeast beam of AsiaStar located at E 105° (the “WorldSpace Channels”) and have joinly developed with its predecessor and affiliated companies an international satellite-based digital audio broadcasting system (the “WorldSpace System”); and

WHEREAS, China Satcom is a prospective partner in connection with the WorldSpace Channels and the WorldSpace System; and

WHEREAS, WorldSpace and China Satcom has entered into a cooperation agreement (the “Cooperation Agreement”) on December 20, 2005, under which WorldSpace appoints China Satcom to be its exclusive agent engaging in the lease of the WorldSpace Channels (the “Project”); and

WHEREAS, one party (the “Disclosing Party”) may disclose information which may be of a proprietary or confidential nature to the other party (the “Receiving Party”) for the purpose of the Project.

NOW THEREFORE, the Parties hereby agree as follows:

1. The Receiving Party agrees that any information (the “Confidential Information”) which the Disclosing Party discloses to the Receiving Party, or to any director, officer, employee, agent or other representative of the Receiving Party, in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable or sample form which in any way relates or pertains to the WorldSpace Channels and/or the WorldSpace System or to the Project shall be retained in confidence and shall not be disclosed or caused or permitted to be disclosed directly or indirectly to any third party without the prior written approval of the Disclosing Party, and shall not be used by the Receiving Party for any reason other than a business relationship with the Disclosing Party. The Receiving Party further agrees that any material or data generated by the Receiving Party, based in whole or in part on Confidential Information disclosed by the Disclosing Party shall also be retained in confidence. The obligation of the Receiving Party to retain Confidential Information in confidence shall not apply to:

a. Information which is now in or hereafter enters the public domain beyond the control of the Receiving Party and without its violation of this Agreement;

b. Information rightfully known to the Receiving Party prior to the time of disclosure by the Disclosing Party, or independently developed by the Receiving Party personnel without access to Confidential Information disclosed by the Disclosing Party; or

c. Information disclosed in good faith to the Receiving Party by a third party legally entitled to disclose the same; and

d. Such Information which the Receiving Party discloses under operation of law, rule or legal process;

provided, however, that (i) the burden shall be on the Receiving Party to prove the applicability of one or more of the foregoing exceptions by documentary evidence should the Disclosing Party question the applicability of such exceptions; (ii) as to exception (d), the Receiving Party provides the Disclosing Party with prompt written notice of any request or legal proceeding through which the Receiving Party may be required to disclose such Confidential Information under operation of law, rule or legal process.

2. The Receiving Party agrees to transmit the Confidential Information and/or material or data generated by the Receiving Party based in whole or in part on such Confidential Information, only to those directors, officers, employees, agents or other representatives who need access to the Confidential Information and/or material or data generated by the Receiving Party based in whole or in part on such Confidential Information, and who are informed by the Receiving Party of the confidential nature of the Confidential Information and/or material or data generated by the Receiving Party based in whole or in part on such Confidential Information, and who agree to be bound by the terms of this Agreement. The Receiving Party further agrees to be responsible for any breach of this Agreement by the Receiving Party or any director, officer, employee, agent or other representative of the Receiving Party.

3. The Receiving Party agrees that all Confidential Information disclosed to the Receiving Party hereunder shall be and remains the property of the Disclosing Party. Any tangible form of Confidential Information including, but not limited to, documents, papers, computer diskettes and electronically transmitted Confidential Information shall be destroyed by the Receiving Party or returned, together with all copies thereof, to the Disclosing Party promptly upon the Disclosing Party’s request. If such tangible form of Confidential Information is destroyed, a certification of such destruction executed by a duly authorized officer of the Receiving Party shall be delivered to the Disclosing Party.

4. The Receiving Party acknowledges that this Agreement does not offer or grant to the Receiving Party any rights in or license under any present or future patent, patent application, trademark, copyright or trade secret of the Disclosing Party, and disclosure of any Confidential Information to the Receiving Party hereunder shall not constitute any representation, warranty, assurance, guaranty or inducement by the Disclosing Party to the Receiving Party with respect to the infringement of patents or other rights of third parties.

5. The Receiving Party agrees not to use the Confidential Information provided by the Disclosing Party to engage, represent in any way or be connected with, either as officer, director, partner, employee, sales representative, proprietor, stockholder or otherwise, any business or activity that would compete with the business of the Disclosing Party.

6. The Receiving Party’s obligations under this Agreement shall survive the termination of its business relationship with the Disclosing Party regardless of the manner of such termination, and shall be binding upon its successors and assignees.

7. This Agreement shall take effect upon signature by the duly authorized representatives of the Parties, and shall remain in full force for a period of five (5) years from the date of its signature, unless sooner terminated by written notice given by the Disclosing Party to the Receiving Party. In any case, the Receiving Party’s confidentiality obligations under this Agreement shall not terminate until three (3) years after the expiration or early termination of the term of this Agreement.

8. Each Party hereby agrees to indemnify and hold harmless the other Party against any costs, claims, demands, losses or liabilities whatsoever arising directly out of any breach by such defaulting Party and/or its director, officer, employee, agent or other representative of its or their obligations under this Agreement. The Receiving Party agrees that money damages would not be sufficient remedy for any breach of this Agreement by the Receiving Party or any director, officer, employee, agent or other representative of the Receiving Party, and that in addition to all other remedies, the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Receiving Party further agrees to waive and to use its best efforts to cause any director, officer, employee, agent or other representative of the Receiving Party to waive any requirement for the securing or posting of any bond in connection with such remedy.

9. Both Parties agree that no failure or delay by one Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

10. Both Parties agree that, in the event any court shall determine that any provision of this Agreement is invalid, such determination shall not affect the validity of any other provisions of this Agreement, which shall remain in full force and effect and shall be construed so as to be valid under applicable law.

11. Any amendments to this Agreement must be in writing and executed by China Satcom and WorldSpace.

12. In case of dispute regarding this Agreement, the Parties agree to meet to resolve such dispute in good faith. Should such a resolution not be reached, the Parties further agree to resolve the dispute by arbitration by the Singapore International Arbitration Center in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC Rules”) in force at the time, which rules are deemed to be incorporated by reference to this clause. Any award made by the arbitration tribunal shall be final and binding on both Parties, who hereby exclude any right of appeal to any court which might otherwise have jurisdiction in the matter. The final award made by the arbitration tribunal has the final effect in dispute settlement.

13. This Agreement is executed in English and in Chinese in four (4) counterparts in each language, with each Party holding two (2) counterpart in each language. Both language versions shall be equally authentic. Each Party acknowledges that it has reviewed both language texts and that they are substantially the same in all material aspects.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on the date first set forth above.

WORLDSPACE, INC.

Signature:	/s/ Noah A. Samara
Name:	Noah A. Samara
Title:	Chairman & CEO
Date:	20 December 2005

CHINA SATELLITE COMMUNICATIONS CORPORATION

Signature:	/s/ Signature in Chinese
Name:	Zhang Hainan
Title:	Chairman of the Board
Date:	20 December 2005